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                                                                     EXHIBIT 4.5


                               AMENDMENT TO BYLAWS
                                       OF
                                  AMSURG CORP.


         Article II, Section 2.2 of the Bylaws of AmSurg Corp. is hereby modified and amended to state the following:


                  "Section 2.2 Special Meetings. A special meeting of shareholders shall be held on call of the Board of Directors or if the holders of at least fifteen percent (15%) of the voting power of the Common Stock sign, date, and deliver to the Corporation's Secretary one (1) or more written demands for the meeting describing the purpose or purposes for which such special meeting is to be held, including all statements necessary to make any statement of such purpose not incomplete, false or misleading, and include any other information specified in Schedule 14A, Rule 14a-3, Rule 14a-8, or Rule 14a-11 of the Rules and Regulations of the Securities and Exchange Commission. Only business within the purpose or purposes described in the meeting notice may be conducted at a special shareholders' meeting."



                                            /s/ Claire M. Gulmi
                                          --------------------------------
                                          Claire M. Gulmi, Secretary

Dated as of July 12, 2001